Exhibit 99.1

Neonode® Reports Quarter Ended June 30, 2013
Financial Results

SANTA CLARA, CA. – August 8, 2013 – Neonode Inc. (NASDAQ: NEON), the optical touch technology company, today reported financial results for the three and six months ended June 30, 2013.

Recent Highlights:
•	Have initiated multiple PC projects with Tier One PC OEMs
•	Commenced joint development of reference platforms with Tier One Semiconductor OEMs
•	Licensed to a premier childrens tablet OEM, with a second award-winning OEM generating 2Q revenues
•	Signed a long term license agreement with a premier global consumer electronics OEM in South Korea
•	Signed a long term license agreement with major global home appliances OEM in Europe
•	We have a total of 16 patents issued and 78 pending, up from 12 and 72 last quarter
•	Developed a groundbreaking single side touch-sensor with a target bill of material ~$1.00 (for a 4 inch display size)
•	Launched a circular touch and proximity sensing platform for wearable electronics and accessories markets

“Our performance for the quarter ended June 30, 2013 excluded approximately $120,000 of revenues that were reported after our revenue recognition deadline,” said Neonode CEO Thomas Eriksson. “More importantly, during the second quarter we were able to get traction in the PC space, while two new customers in the automotive (Volvo) and children’s tablet segments commenced their ramps.”

“While our printer prospects keep improving, we believe initial product release has likely slipped into late 4Q”, Mr. Eriksson continued, “That said, with the help of our new single side touch sensor our partnership with this leading global printer OEM, has expanded significantly over the last few months. Our groundbreaking single side touch sensor drives the bill of materials for touch solutions close to one dollar per unit, which is sometimes lower than the cost of buttons. More importantly, we believe our new single side touch sensor will likely help Neonode recapture e-Reader market share, augment our printer and handset opportunities, drive initial adoption within the computer peripherals space, and ultimately lower the bill-of-materials for our full function multi-touch solutions.”

"Finally, our new circular sensor has gained significant attention from major OEMs in the wearable, home appliance, and automotive markets, and we expect this breakthrough touch technology to expand Neonode’s multi-billion-unit addressable markets, into new segments and pioneering new and exciting applications”, concluded Mr. Eriksson.

Financial Results for the Three and Six Months Ended June 30, 2013

Net revenues for the three and six months ended June 30, 2013 were $1.1 million and $1.6 million, respectively, compared to net revenues for the three and six months ended June 30, 2012 of $2.0 million and $3.1 million, respectively.

Our net revenues for the three and six months ended June 30, 2013 included $0.6 million and $1.2 million, respectively, from license fees plus $0.45 million and $0.46 million, respectively, of fees for engineering design services related to our touch screen solution for customers.    Our net revenues for the three and six months ended June 30, 2012 included $1.6 million and $2.5 million, respectively, from license fees plus $0.4 million and $0.6 million, respectively, of fees for engineering design services related to our touch screen solution for numerous customers.

The decrease in overall net revenues in the three and six months ended June 30, 2013 compared to the same periods in 2012 is primarily due to a decrease in license fees primarily from Amazon. Amazon contributed approximately fifty-three percent of our total net revenues during the six months ended June 30, 2012 compared to less than 1% in the six months ended June 30, 2013. The decrease in net revenues earned from Amazon was partially offset by an increase in net revenues earned from Kobo Inc. and Netronix Inc.

Gross margin was $0.4 million and $1.0 million for the three and six months ended June 30, 2013, respectively, compared to $1.5 million and $2.4 million for the same periods in 2012, respectively. Our cost of revenues includes the direct cost of production of certain customer prototypes, costs of Company employed engineering personnel and engineering consultants to complete the engineering design contract. Our gross margin has decreased due to the decrease in our total revenues particularly our license fee revenue. The gross margin related to our license fees is 100% and when license fees as a percentage of our total revenue decrease our gross margin will decrease.

Product research and development (R&D) expenses for the three and six months ending June 30, 2013 were $1.4 million and $3.1 million, respectively, compared to $1.5 million and $2.2 million for the same periods in 2012.    R&D costs mainly consist of personnel related costs in addition to some external consultancy costs such as testing, certifying and measurements along with costs related to developing and building new product prototypes. Included in R&D expenses is $58,000 and $118,000 of non-cash stock-based compensation expense for the three and six months ended June 30, 2013, respectively, compared to $178,000 and $187,000  for the same periods in 2012. Other costs related to customer specific activities are included in our cost of revenues.

Sales and marketing (S&M) expenses for the three and six months ended June 30, 2013 were $0.9 million and $1.7 million, respectively compared to $1.7 million and $2.5 million for the same periods in 2012, respectively. This decrease in 2013 as compared to 2012 is primarily related to a decrease in marketing activities, travel related and stock based compensation related costs. Marketing related expense decreased to $5,000 and $129,000 for the three and six months ended June 30, 2013, respectively, compared to $85,000 and $282,000 for the same periods in 2012. Included in S&M expenses is $194,000 and $385,000 of non-cash stock-based compensation expense for the three and six months ended June 30, 2013, respectively, compared to $918,000 and $943,000 for the same periods in 2012.

General and administrative (G&A) expenses for the three and six months ended June 30, 2013 were $1.2 million and $2.8 million, respectively, compared to $1.7 million and $2.7 million for the same periods in 2012, respectively. This overall increase in 2013 as compared to 2012 is primarily related to salary expense, stock, legal expenses related to patent filings, corporate and SEC compliance and customer contracts. Included in G&A expenses is $501,000 and $836,000 of non-cash stock-based compensation for the three and six months ended June 30, 2013, respectively, compared to $1.2 million for the same periods in 2012

As a result of the factors discussed above, we recorded a net loss of $3.1 million and $6.7 million for the three and six months ended June 30, 2013, respectively, compared to a net loss of $3.4 million and $5.0 million in the comparable periods in 2012.

Cash totaled $5.4 million at June 30, 2013 compared to $9.1 million at December 31, 2012. Cash used in operations increased 211% to $4.1 million for the six months ended June 30, 2013 compared to $1.4 million used for the same period in the previous year.

Common shares outstanding plus shares underlying stock-based awards, preferred stock and outstanding warrants to purchase common stock totaled 39.6 million on June 30, 2013, compared with 39.8 million at December 31, 2012.

Conference Call Information

The Company will host a conference call Thursday, August 8th at 10:00 a.m. Eastern Time featuring remarks by Thomas Eriksson, CEO of Neonode, and David Brunton, CFO of Neonode.  Please use the following link to register for the call: http://us.meeting-stream.com/neonode_080913

The dial-in number for the conference call is (877) 539-0733 (U.S. domestic) or (678) 607-2005 (international).  To access the call all participants must use the following Conference ID: 20590647. Please make sure to call at least five minutes before the scheduled start time.

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion - 08/09/2013 to 09/09/2013. To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID 20590647.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing® touch technologies, enabling companies to differentiate themselves by making high performing touch solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes state-of-the-art technology features such as low latency pen or brush sensing, remarkably high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring.

Neonode’s patented MultiSensing® technology is developed for a wide range of devices like mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment, automotive or inflight infotainment systems. NEONODE, the NEONODE Logo, MultiSensing and zFORCE are trademarks of Neonode Inc. registered in the United States and other countries. For more information please visit www.neonode.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

© 2012 Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:
Daniel Gelbtuch
P:  +1 408.550.2828
Email: daniel.gelbtuch@neonode.com

Media Contact:
Annica Englund
P: +1 408.496.6722 #122
Email: annica.englund@neonode.com

NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$5,354	$9,097
Accounts receivable	690	2,123
Prepaid expenses and other current assets	907	550
Total current assets	6,951	11,770

Deposit	67	68
Property and equipment, net	295	330
Total assets	$7,313	$12,168

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$319	$539
Accrued expenses	1,012	804
Deferred revenue	2,813	2,725

Total current liabilities	4,144	4,068

Total liabilities	4,144	4,068

Commitments and contingencies

Stockholders' equity:
    Series A Preferred stock, 444,541 shares authorized with par value $0.001 per share; 0 and 83 issued and outstanding at June 30, 2013 and December 31, 2012, respectively. (In the event of dissolution, each share of Series A Preferred stock has a liquidation preference equal to par value of $0.001 over the shares of common stock)

    Series B Preferred stock, 54,425 shares authorized with par value $0.001 per share;  83 and 95 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of  $0.001 over the shares of common stock)

Common stock, 70,000,000 shares authorized with par value $0.001per share; 34,237,513 and 33,331,182 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	34	33
Additional paid-in capital	148,381	146,677
Accumulated other comprehensive income	59	5
Accumulated deficit	(145,305)	(138,615)
Total stockholders' equity	3,169	8,100
Total liabilities and stockholders' equity	$7,313	$12,168

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net revenues	$1,084	$1,974	$1,632	$3,138
Cost of revenues	662	494	678	743
Gross margin	422	1,480	954	2,395

Operating expenses:
Product research and development	1,441	1,478	3,075	2,165
Sales and marketing	893	1,718	1,698	2,517
General and administrative	1,189	1,691	2,841	2,686

Total operating expenses	3,523	4,887	7,614	7,368
Loss before provision for income taxes	(3,101)	(3,407)	(6,660)	(4,973)
Provision for income taxes	19	20	30	42
Net loss	$(3,120)	$(3,427)	$(6,690)	$(5,015)
Loss per common share:
Basic and diluted loss per share	$(0.09)	$(0.10)	$(0.20)	$(0.15)
Basic and diluted – weighted average number of common shares outstanding	34,135	32,969	33,825	32,889

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net loss	$(3,120)	$(3,427)	$(6,690)	$(5,015)
Other comprehensive income (loss): Foreign currency translation adjustments	41	(72)	54	(28)
Total comprehensive loss	$(3,079)	$(3,499)	$(6,636)	$(5,043)

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six months ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(6,690)	$(5,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,339	2,351
Depreciation and amortization	64	40
Loss on disposal of property and equipment	1	————
Changes in operating assets and liabilities:
Accounts receivable	1,431	1,623
Other assets	(1)	————
Prepaid expenses	(364)	(96)
Accounts payable and accrued expenses	20	87
Deferred revenue	88	(363)
Net cash used in operating activities	(4,112)	(1,373)
Cash flows from investing activities:
Purchase of property and equipment	(34)	(268)
Net cash used in investing activities	(34)	(268)
Cash flows from financing activities:
Proceeds from exercise of stock options	166	-
Proceeds from exercise of warrants	200	8
Net cash provided by financing activities	366	8
Effect of exchange rate changes on cash	37	(32)

Net decrease in cash	(3,743)	(1,665)
Cash at beginning of period	9,097	12,940
Cash at end of period	$5,354	$11,275

Supplemental disclosure of cash flow information:
Interest paid	$--	$--
Income taxes paid	$30	$42